UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 24, 2012

AIRTOUCH COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-146478	20-8820679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1401 Dove Street, Suite 330 Newport Beach, California 92660
(Address of principal executive offices)

(949) 825-6570
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01                      Entry Into a Material Definitive Agreement.

On January 24, 2012, AirTouch Communications, Inc. (the “Company”) entered into a warrant exchange agreement with Brighpoint, Inc. Pursuant to the agreement, the Company issued 449,176 shares of the Company’s common stock to Brightpoint in exchange for Brightpoint’s cancellation of warrants to purchase 3,593,407 shares of the Company’s common stock.  Each of the Brightpoint warrants entitled Brightpoint to purchase one share of common stock at an exercise price of $3.00 per share over a three year period expiring on July 8, 2013. Pursuant to the warrant exchange agreement, the Brightpoint warrants were cancelled in exchange for the Company’s issuance of shares of its common stock, at an exchange ratio of one common share for every eight warrants cancelled by Brightpoint.

After giving effect to the warrant exchange agreement, Brightpoint owns 9.4% of the Company’s issued and outstanding shares of common stock. The chairman of the board of directors of the Company, Mr. Larry Paulson, is an executive officer of Brightpoint.  The warrant exchange agreement was unanimously approved by the disinterested members of the Company’s board of directors.

Item 3.02                      Unregistered Sales of Equity Securities.

On January 24, 2012, the Company issued 449,176 shares of the Company’s common stock to Brightpoint, Inc. in exchange for Brightpoint’s cancellation of warrants to purchase 3,593,407 shares of the Company’s common stock, as more fully described in Item 1.01 above.  The shares of Company common stock were issued pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRTOUCH COMMUNICATIONS, INC.

Dated: January 30, 2012	/s/ Jerome Kaiser
Jerome Kaiser, Chief Financial Officer